Exhibit 10.2
AMENDMENT TO
AMENDED EMPLOYMENT AGREEMENT
AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT (“Amendment”) dated as of December __, 2008 between XL Capital Ltd, a Cayman Islands corporation (the “Company”) and Kirstin R. Gould (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Amended Employment Agreement dated as of April 25, 2008 (the “Agreement”);
WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guarantors (as defined in the Agreement) and the Executive hereby agree as follows:
1.The last paragraph of Section 8(d)(iii) is amended by deleting “10 days thereafter” and replacing it with “on the date of the 409A Change in Control.”
2.    The first sentence of Section 18(d) is amended to read in its entirety as follows:
“Each Party shall bear its own costs incurred in connection with any proceeding under Sections 18(a) or 18(b) hereof, including all legal fees and expenses; provided, however, that the Company shall bear all such costs of the Executive (to the extent such costs are reasonable) if the Executive substantially prevails in a proceeding following her “separation from service” (as defined below) with the Company.
3.    Section 25(b) is amended to read in its entirety as follows:
“(b) Without prejudice to the characterization of any other amounts payable under this Agreement, the parties hereto specifically intend that any amounts payable under Section 8(d)(ii)(A)-(C), Section 8(d)(iii)(A)-(D) and Section 11 will not be considered deferred compensation for purposes of Section 409A due to Treas. Reg. Section 1.409A-1(b)(4) or another applicable exception. However, notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.”
4.    The definition of “Good Reason” in Exhibit B is amended to read in its entirety as follows:
“For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with the prior express written consent of Executive:
(i)    (A) The assignment to Executive of duties materially inconsistent with Executive’s position (including duties, responsibilities, status, titles or offices as set forth in Section 3 hereof); (B) any material diminution or material reduction of Executive’s duties or responsibilities except in connection with the termination of Executive’s employment for Cause, disability or as a result of Executive’s death or by Executive other than for Good Reason; (C) a material diminution in the authorities, duties or responsibilities of the supervisor to whom Executive is required to report; or (D) a material diminution in the budget over which Executive retains authority;
(ii)    The (A) material reduction in Executive’s Base Salary from the level in effect immediately prior to the Change in Control, or (B) material diminution in bonus opportunity that results in a material reduction in Executive’s compensation;
(iii)    Any material breach by the Company or the Guarantors of this Agreement or any material agreement entered into pursuant thereto;
(iv)    Notwithstanding the provisions of Section 3(b) of this Agreement, requiring Executive to be based at any office or location that is greater than 35 miles from the office or location at which Executive was principally located immediately prior to the Change in Control;
(v)    During the Post-Change Period, the failure to continue in effect any material compensation or incentive plan in which Executive participates immediately prior to the time of the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing Executive with substantially the same aggregate economic opportunity on an after-tax basis available to the Executive immediately prior to the Change in Control) has been made with respect to such plan in connection with the Change in Control, or the failure to continue Executive’s participation therein on substantially the same basis as existed at the time of the Change in Control, which in any such case results in a material reduction in Executive’s compensation.
Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of her intention to terminate her employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and the Company shall have thirty (30) days from such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any failure to give such written notice within such period will result in a waiver by the Executive of her right to terminate for Good Reason as a result of such act or omission. Any termination hereunder shall occur within one hundred twenty (120) days after the Good Reason event occurs.”
5.    Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.
6.    All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

7.    This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
XL CAPITAL LTD
By: /s/ Brian W. Nocco

GUARANTORS:

XL INSURANCE (BERMUDA) LTD (formerly XL INSURANCE LTD)
By: /s/ Brian W. Nocco

XL RE LTD
By: /s/ Brian W. Nocco

READ, ACCEPTED & AGREED

/s/ Kirstin R. Gould

Kirstin R. Gould